UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2007

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-29801 (Commission File Number)	94-3296648 (IRS Employer Identification No.)
3280 Bayshore Boulevard
Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Events
Item 8.01. Other Events
On March 5, 2007, InterMune, Inc. announced that it discontinued the Phase 3 INSPIRE clinical trial evaluating Actimmune® (interferon gamma-1b) in patients with idiopathic pulmonary fibrosis (IPF) based upon the recommendation of the study’s independent data monitoring committee (DMC). In a planned interim analysis that included a total of 115 deaths, the DMC found the overall survival result crossed a predefined stopping boundary for lack of benefit of Actimmune® relative to placebo. Among the 826 randomized patients, there was not a statistically significant difference between treatment groups in overall mortality (14.5% in the Actimmune group as compared to 12.7% in the placebo group). Based on a preliminary review of the interim safety data, the adverse events associated with Actimmune® therapy appear generally consistent with prior clinical experience, including constitutional symptoms, neutropenia and possibly pneumonia.
INSPIRE was a randomized, double-blind, placebo-controlled Phase 3 study designed to evaluate the safety and efficacy of Actimmune® in IPF patients with mild to moderate impairment in lung function. The primary endpoint was survival time. The lack of benefit stopping boundary was developed to allow for early study termination in the event interim data were statistically inconsistent with a clinically meaningful treatment effect of Actimmune®. InterMune plans to submit the data from the Phase 3 INSPIRE trial for presentation at an appropriate medical meeting and for publication in a peer-reviewed journal.
Item 9.01. Exhibit.
     (c) Exhibit.
     The following exhibit is furnished with this report on Form 8-K:

Number	Description
99.1	Press Release dated March 5, 2007 of InterMune, Inc.
In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, which is incorporated by reference therein, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMUNE, INC.
Dated: March 5 , 2006	By:	/s/ John C. Hodgman
John C. Hodgman
Senior Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Number	Description
99.1	Press Release dated March 5, 2007 of InterMune, Inc.